Exhibit 3.1

Entity Name: SEMPRA

Entity Number: 1991515

RESTATED

ARTICLES OF INCORPORATION

OF

SEMPRA

Diana L. Day and Patrick S. Billings certify that:

1.They are the Chief Legal Counsel and Corporate Secretary and Vice President and Treasurer, respectively, of Sempra, a California corporation (the “Corporation”).
2.The Amended and Restated Articles of Incorporation of the Corporation are restated as amended to date to read in full as set forth on Exhibit A hereto, which is incorporated by this reference as if fully set forth herein.
3.The restatement has been approved by the Corporation’s Board of Directors (the “Board”).
4.This certificate restates in a single certificate the entire text of the Corporation’s articles as amended and does not itself alter or amend the articles in any respect. As a result, in accordance with Section 910(b) of the California Corporations Code (the “Code”), this certificate and the restatement included herein does not require any approval of the outstanding shares of the Corporation.
5.Pursuant to the Certificate of Amendment filed with the Secretary of State of the State of California on May 2, 2024 in accordance with Section 401(f) of the Code, the Certificates of Determination of Preferences of the series of preferred stock of the Corporation previously designated as “6% Mandatory Convertible Preferred Stock, Series A” (the “Series A Preferred Stock”) and “6.75% Mandatory Convertible Preferred Stock, Series B” (the “Series B Preferred Stock”), of which there are zero authorized or outstanding shares, are no longer in force and neither the Series A Preferred Stock nor the Series B Preferred Stock is an authorized series of capital stock of the Corporation.
6.This certificate and the restatement included herein omit and eliminate from the Corporation’s articles all designations, rights, preferences, privileges and restrictions for the series of preferred stock of the Corporation previously designated as “4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”) to reflect that (a) the number of shares of Series

C Preferred Stock of the Corporation outstanding as of the date hereof is zero, and (b) the number of shares constituting Series C Preferred Stock of the Corporation shall be zero and, pursuant to Section 401(f) of the Code, the Certificate of Determination of Preferences of the Series C Preferred Stock of the Corporation filed by the Corporation with the Secretary of State of the State of California on June 11, 2020 shall no longer be in force and the Series C Preferred Stock shall no longer be an authorized series of capital stock of the Corporation.
7.As of the date hereof, there are zero outstanding shares of any series of preferred stock of the Corporation and, upon filing this certificate and the restatement included herein, no Certificate of Designation of Preferences for any series of preferred stock of the Corporation shall be in force and there shall not be any designated series of preferred stock of the Corporation.
8.Nothing herein shall alter the aggregate number of authorized shares of the Corporation or the Board’s authority to designate one or more series of preferred stock and issue preferred stock of any such series.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: February 23, 2026

/s/ Diana L. Day
Diana L. Day
Chief Legal Counsel and Corporate Secretary

/s/ Patrick S. Billings
Patrick S. Billings
Vice President and Treasurer

EXHIBIT A

RESTATED
ARTICLES OF INCORPORATION
OF
SEMPRA

ARTICLE I

NAME

The name of the corporation is Sempra (hereinafter, the “Corporation” or the “corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California (the “General Corporation Law”), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

CAPITAL STOCK

1.The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,175,000,000, of which 1,125,000,000 shall be shares of common stock, no par value (“Common Stock”), and 50,000,000 shall be shares of preferred stock (“Preferred Stock”). The Preferred Stock may be issued in one or more series.

2.The board of directors of the Corporation (the “Board”) is authorized (a) to fix the number of shares of Preferred Stock of any series; (b) to determine the designation of any such series; (c) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and (d) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

ARTICLE IV

DIRECTORS

1.Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

2.Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. In accordance with the General Corporation Law, no committee of the Board shall have the authority to fill vacancies on the Board.

ARTICLE V

CUMULATIVE VOTING

No shareholder may cumulate votes in the election of directors, for so long as the Corporation is a “listed corporation” within the meaning of Section 301.5 of the General Corporation Law.

ARTICLE VI

ACTION BY SHAREHOLDERS

Unless the Board of Directors, by a resolution adopted by two-thirds of the authorized number of directors, waives the provisions of this Article in any particular circumstance, any action required or permitted to be taken by shareholders of the Corporation must be taken either at (i) a duly called annual or special meeting of shareholders of the Corporation or (ii) by the unanimous written consent of all of the shareholders.

ARTICLE VII

LIABILITY OF DIRECTORS FOR MONETARY DAMAGES:
INDEMNIFICATION OF AND INSURANCE FOR CORPORATE AGENTS

1.The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.The Corporation shall have the power, by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) of the corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law.

3.The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the General Corporation Law) of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the corporation would have the power to indemnify the agent under Section 317 of the General Corporation Law or these articles of incorporation.

ARTICLE VIII

BYLAWS

The Board of Directors is expressly authorized to make, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as otherwise required by the General Corporation Law, solely by the affirmative vote of at least two-thirds of the authorized number of directors. The bylaws may also be amended or repealed by the shareholders by the approval of the outstanding shares of the Corporation.

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